Exhibit 10.1

Date:	May 28th, 2025

To:	Chenghe Acquisition II Co., a Cayman Islands exempted company with limited liability prior to the closing of the Business Combination (as defined below) and Polibeli Group Ltd, a Cayman Islands exempted company following the closing of the Business Combination (collectively, the “Counterparty”).

Address:	38 Beach Road #29-11
South Beach Tower
Singapore

From:	(i)	Harraden Circle Investors, LP (“HCI”), (ii) Harraden Circle Special Opportunities, LP (“HCSO”), and (iii) Harraden Circle Strategic Investments, LP (“HCSI”) (with HCI and HCSO and HCSI collectively as “Seller”)

Re:	Prepaid Share Forward (the “Transaction”)

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller and the Counterparty on the Trade Date specified below. The term “Counterparty” refers to CHEB until the Business Combination (as defined below), and to Polibeli Group Ltd, a Cayman Islands exempted company, following the Business Combination. “Target” refers to Polibeli Group Ltd, a Cayman Islands exempted company, prior to the Business Combination. Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a Pricing Date Notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice, constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notice, evidences a complete binding agreement between Seller, Target and Counterparty as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice); (ii) the Equity Definitions; (iii) the Swap Definitions; and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Seller, Target and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date.

The terms of the particular Transaction to which this Confirmation relates are as follows, and capitalized terms, as used herein and to the extent not otherwise defined, shall have as their definitions the applicable terms described below:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	May 28th , 2025

Pricing Date:	The date specified in the Pricing Date Notice.

Effective Date:	One (1) Settlement Cycle following the Pricing Date.

Valuation Date:	The earlier to occur of (a) the date that is 12-months after the closing of the transactions between Counterparty and Target (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of September 16, 2024 (the “Merger Agreement”) (the “Maturity Date”), or (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Seller to Counterparty in accordance with this Confirmation.

VWAP Price:	For any scheduled trading day, the volume weighted average price per Share for such day as reported on the relevant Bloomberg Screen “PLBL US <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such trading day for any reason or is erroneous, the VWAP Price shall be as reasonably determined by the Calculation Agent.

Pricing Date Notice:	Seller shall deliver to Counterparty the Pricing Date Notice no later than one (1) business day in which Nasdaq and commercial banks in the City of New York are open for business (each such day an “Exchange Business Day”) following the closing of the Business Combination. The Pricing Date Notice shall include the Number of Shares subject to this Confirmation.

Seller:	Seller.

Buyer:	Counterparty; In connection with the Business Combination, Chenghe Acquisition II Co. will merge with a subsidiary of Polibeli Group Ltd.

Shares:	Prior to the closing of the Business Combination, the Class A ordinary shares, par value $0.0001 per share, of Chenghe Acquisition II Co., a Cayman Island exempted company with limited liability (Ticker: “CHEB”) and, after the closing of the Business Combination, the shares of Class A common stock, par value $0.00001 per share, of Polibeli Group Ltd.

Number of Shares:	A number of CHEB shares (such Shares referred to herein as the “Public Shares”) equal to (i) the number of Public Shares owned by Seller on the day prior to the close of the Business Combination, minus (ii) the number of Commitment Shares, as specified in the Pricing Date Notice, but in no event more than the Maximum Number of Shares. The Number of Shares is subject to reduction as described under “Optional Early Termination”.

Commitment Shares:	100,000 Public Shares. The Commitment Shares shall not be included in the Number of Shares and the Seller and the Commitment Shares shall be free and clear of all obligations with respect to this Confirmation, except that the Seller will not sell the Commitment Shares at a price that is less than the Reset Price prior to the 30-day anniversary of the closing of the Business Combination.

Maximum Number of Shares:	3,000,000 Shares.

Initial Price:	The redemption price in accordance with the organizational/constitutive documents of the Counterparty (the “Redemption Price”).

Reset Price:	The Reset Price will initially be the Initial Price. From time to time, in the Counterparty’s sole discretion, the Reset Price may be adjusted to the lower of the current Reset Price and the average of the VWAP of the Shares over the prior 5 trading days. The Reset Price shall be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering. For avoidance of doubt, the Reset Price may only be adjusted downward.

Dilutive Offering Reset:	To the extent the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announce any offer, sale, grant or any option to purchase or other disposition) any Shares or any securities of the Counterparty or any of its respective subsidiaries (but for the avoidance of doubt, excluding any secondary transfers), which would entitle the holder thereof to acquire or sell on behalf of the Counterparty at any time Shares or other securities of the Counterparty, including, without limitation, any debt, preferred stock, preference shares, right, option, warrant or other instrument that is, in all cases, at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares or other securities of the Counterparty, at an effective price per share less than the then existing Reset Price (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date; provided that, without limiting the foregoing, a Dilutive Offering Reset (for the avoidance of doubt) (i) shall include any Equity Line of Credit or other similar financing entered into after the date of this Agreement, (ii) shall not include the grant, issuance or exercise of employee stock options or other equity awards under the Counterparty’s equity compensation plans or Shares underlying warrants now outstanding or issued in connection with the Business Combination, (iii) shall not include Shares issued in connection with the Business Combination pursuant to the Merger Agreement or as otherwise disclosed in the Registration Statement on Form F-4 and related proxy statement filed by the Counterparty with respect to the Transaction (as amended and supplemented from time to time by means of post-effective amendments or additional disclosure by the Company by means of filing a Current Report on Form 8-K until the date hereof, the “Proxy/Prospectus”), and (iv) shall not include any Shares or other securities convertible or exercisable for Shares issued pursuant to any other acquisition, merger or similar transaction by the Counterparty.

Prepayment:	Payment of the Prepayment Amount shall be made directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer & Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering (the “Trust Account”) no later than the Prepayment Date.

Counterparty shall provide (a) notice to Counterparty’s trustee of the entrance into this Confirmation no later than two (2) Local Business Days following the date hereof, with copy to Seller, and (b) to Seller a final draft of the flow of funds from the Trust Account prior to the closing of the Business Combination itemizing the Prepayment Amount due.

Prepayment Amount:	At the close of the Business Combination, the Counterparty will pay to the Seller an amount equal to the (i) Number of Shares plus the number of Commitment Shares, multiplied by (ii) the Initial Price (“Prepayment Amount”). The Counterparty will pay the Prepayment Amount even if the Number of Shares is zero.

Prepayment Date:	The earlier of (a) one (1) Local Business Day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed following the Business Combination.

Variable Obligation:	Not applicable.

Redemptions:	Counterparty shall promptly accept any redemption reversal requests in connection with purchases of Shares by Seller for any Public Shares subject to this Confirmation. Seller will submit a redemption reversal request for no less than 100,000 Shares.

Exchange(s):	The Nasdaq Global Market (“Nasdaq”).

Related Exchange(s):	All Exchanges.

Reimbursement of Legal Fees and Other Expenses:	On the Trade Date, Counterparty shall pay to Seller an amount equal to (a) the reasonable and documented attorney fees and other reasonable and documented expenses related to such attorney fees incurred by Seller or its affiliates in connection with this Transaction subject to a $25,000 cap and (b) expenses actually incurred in connection with the acquisition of the Public Shares.

Settlement Terms

Settlement Method Election:	Not Applicable.

Settlement Method:	Physical Settlement.

Settlement Currency:	USD.

Settlement Date:	Two (2) Exchange Business Days following the Valuation Date.

Excess Dividend Amount Ex	Amount.

Optional Early Termination	From time to time and on any Exchange Business Day following the closing of the Business Combination (any such date, an “OET Date”), and subject to the terms and conditions below, Seller may, in its absolute discretion, terminate the Transaction in whole or in part with respect to any number of Shares by giving notice of such termination and the specified number of Shares (such quantity, the “Terminated Shares”). As of each OET Date, Buyer shall be entitled to an amount from Seller, and the Seller shall pay to Buyer, an amount equal to (a) the then in effect Reset Price, multiplied by (b) the Terminated Shares. The Number of Shares shall be reduced by the number of Terminated Shares.

The remainder of the Transaction, if any, shall continue in accordance with its terms; provided that if the OET Date is also the stated Valuation Date, the remainder of the Transaction shall be settled in accordance with the other provisions of “Settlement Terms”.

Maturity Consideration:	At Maturity, in exchange for the return of the Number of Shares to Counterparty, Seller shall retain an amount equal to (i) the Number of Shares multiplied by (ii) the Initial Price.

Maturity Settlement:	The Seller will retain the Maturity Consideration from the Prepayment Amount.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events involving Counterparty:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re- traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a)	Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(a)	Failure to Deliver:	Not Applicable.

(b)	Insolvency Filing:	Applicable.

(c)	Hedging Disruption:	Not Applicable.

(d)	Increased Cost of Hedging:	Not Applicable.

(e)	Loss of Stock Borrow:	Not Applicable.

(f)	Increased Cost of Stock Borrow:	Not Applicable.

Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party.

Additional Provisions:

Calculation Agent:

Seller, unless (i) an Event of Default, Potential Event of Default or Additional Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one (1) Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the third Business Day following the Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Business Day following the Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non- Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Collateral Provisions:

Grant of Security Interest:	None.

Collateral:	None.

Securities Account:	None.

Securities Intermediary:	None.

Perfection:	None

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of: Section 5(a)(v) [of the ISDA Form], Not Applicable Section 5(a)(vi) [of the ISDA Form], Not Applicable Section 5(a)(vii) [of the ISDA Form], Not Applicable Section 5(b)(v) [of the ISDA Form], Not Applicable

Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Termination Currency:	United States Dollars.

Additional Termination Event:	Will apply to Seller and to Counterparty. The occurrence of any of the following events shall constitute an Additional Termination Event:

(a)	The Business Combination fails to close on or before the Outside Date (as defined in the Merger Agreement) (as such Outside Date may be amended or extended from time to time); and

(b)	The Merger Agreement is terminated prior to the closing of the Business Combination; and

(c)	If it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller or Counterparty to perform any of its obligations contemplated by the Transaction; and

(d)	Upon the occurrence of any Material Adverse Change of the Counterparty.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events. Upon any termination that occurs following the closing of the Business Combination due to paragraph (c) or (d) above or any termination of this confirmation prior to the closing of the Business Combination, Counterparty shall be obligated to promptly accept for redemption all of Seller’s Shares in exchange for the Initial Price. Except as set forth in the immediately preceding sentence, in all other circumstances no further payments or deliveries shall be due by either Seller to Counterparty or Counterparty to Seller in respect of the Transaction, including without limitation in respect of any settlement amount, breakage costs or any amounts representing the future value of the Transaction, and neither party shall have any further obligation under the Transaction and, for the avoidance of doubt and without limitation, no payments will have accrued or be due under Sections 2, 6 or 11 of the ISDA Form.

Material Adverse Change:	Means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Counterparty and its subsidiaries, taken as a whole; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Change pursuant has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities); (iv) changes or proposed changes in law, regulations or interpretations thereof or decisions by courts or any governmental authority; (v) changes or proposed changes in GAAP (or any interpretation thereof); (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Counterparty operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Material Adverse Change; or (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms hereof; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Counterparty and its subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Counterparty, then such disproportionate impact may be taken into account in determining whether a Material Adverse Change has occurred.

Governing Law:	New York law (without reference to choice of law doctrine).

Credit Support Document:	With respect to Seller and Counterparty, None.

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1.	Each of Counterparty and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction):

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	Eligible Contract Participant. It is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(e)	Tax Characterization. It shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization.

(f)	Private Placement. It (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(g)	Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(h)	Authorization. The Transaction has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(g)	No conflicts. The execution and delivery by the Counterparty and Target of, and the performance by the Counterparty and the Target of its obligations under, the Transaction and the Confirmation and the consummation of the transactions contemplated by the Confirmation, including the payments and share issuances hereunder, do not and will not result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Counterparty, the Target or any of their respective subsidiaries pursuant to) (i) any provision of applicable law, (ii) the organizational documents of any of the Counterparty, the Target or any of their respective subsidiaries, (iii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument binding upon the Counterparty, the Target or any of their respective subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Counterparty, the Target or any of their respective subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Counterparty or the Target of their respective obligations under the Confirmation, except as have been obtained or are required in connection with the Business Combination. In addition, the Counterparty and Target covenant and agree not to enter into any agreement or other arrangement that would prohibit, restrict or otherwise prevent the Counterparty from performing its obligations hereunder, including the making of any payment or Share issuance to the Seller.

2.	Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that:

(a)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(b)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code).

(c)	Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)	No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(e)	SEC Documents. The Counterparty shall make reasonable best efforts to comply with the Securities and Exchange Commission’s Compliance and Disclosure Interpretation No. 166.01 (“Interpretation 166.01”) for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Securities and Exchange Commission any Form 8-K, Registration Statement on Form S-4 (including any post- effective amendment thereof), proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller.

3.	Seller represents and warrants to, and covenants and agrees with Counterparty as of the date on which it enters into the Transaction and each other date specified that:

(a)	Regulatory Filings. It, together with each other person in the Seller Group (as defined in “Other Provisions” below), is in compliance with all material regulatory filings relating to the Counterparty and the Transaction. Seller covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 under the Exchange Act.

(b)	Shareholder Vote. Seller agrees to not vote any Shares it holds as of the applicable record date in connection with the Business Combination at any meeting of the Counterparty’s shareholders (or to provide a written consent for that purpose with respect to such Shares) if it would be in violation of Interpretation 166.01 to do so.

(c)	Shorting. Seller agrees not effect any Short Sales in respect of the Shares prior to the earlier of a) the Maturity Date and b) the cancellation of the Transaction. “Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis).

Transactions by Seller in the Shares

Seller hereby waives the redemption rights (“Redemption Rights”) set forth in Counterparty’s memorandum and articles of association in connection with the Business Combination with respect to the Public Shares save for any redemption following the Additional Termination Events set out in (c) and (d) in the Additional Termination Event section above.

No Arrangements

Seller and Counterparty each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between Seller and Counterparty with respect to any Shares, other than those set forth herein; (ii) Counterparty will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iii) Counterparty will not seek to influence Seller with respect to the voting of any Hedge Positions of Seller consisting of Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

Harraden Circle Investments LLC

299 Park Avenue, 21st Floor

New York, NY 10171

Attention: Frederick V. Fortmiller, Jr.

Email: ffortmiller@harraden.com ; trading@harraden.com

With a mandatory copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Giovanni Caruso

Telephone No.: (212) 407-4866

Email: gcaruso@loeb.com

Notice to Counterparty:

Chenghe Acquisition II Co.

38 Beach Road #29-11

South Beach Tower

Singapore

Attention:

Email: chenghe@chenghecap.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP

101 California Street, Forty-Eight Floor

San Francisco, CA 94111

The United States

Attention: Steve Camahort, Will Burns, Sean Monroe

Email: stevecamahort@paulhastings.com; willburns@paulhastings.com; seanmonroe@paulhastings.com

Notice to Target:

Polibeli Group Ltd

Lt 49th Sahid Sudirman Centre,

Jl. Jenderal Sudirman No.Kav. 13-15 Lt 49,

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang,

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta Republic of Indonesia, 10220

Attention: Hua Chen

Email: cfo_office@polibeli.com

with copies (which shall not constitute notice) to:

Hogan Lovells

11/F, One Pacific Place

88 Queensway

Hong Kong

Attention: Stephanie Tang, Esq.

Email: Stephanie.Tang@hoganlovells.com

Other Provisions.

(a)	Rule 10b5-1.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under Rule 10b5-1.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty, or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	[Reserved.]

(c)

Transfer or Assignment. The rights and duties under this Confirmation may not be transferred or assigned by any party hereto without the prior written consent of the other party, such consent not to be unreasonably withheld, subject to the immediately following sentence. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (A) or (B), an “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements under Section 16 of the Exchange Act including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)	Indemnification. Counterparty agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but not including financial losses to an Indemnified Party relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Confirmation, the performance by Counterparty of its obligations under the Transaction, any breach of any covenant or representation made by Counterparty in this Confirmation or the ISDA Form, regulatory filings made by Counterparty related to the Transaction (other than as relates to any information provided by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated hereby; provided, however, that Counterparty has no indemnification obligations with respect to any loss, claim, damage, liability or expense related to the manner in which Seller sells, or arising out of any sales by Seller of, any Shares owned by Seller. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition (and in addition to any other Reimbursement of Legal Fees and other Expenses contemplated by this Confirmation), Counterparty will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Party shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Party’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Party or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Securities and Exchange Commission. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Amendments to Equity Definitions.

(i)	Section 11.2(a) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and adding the phrase “or such Transaction” at the end thereof;

(ii)	The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative”.

(iii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with the word “an” and (ii) adding the phrase “or the relevant Transaction” at the end thereof;

(iv)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer”;

(v)	Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”; and

(vi)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (i) replacing “either party may elect” with “Seller may elect” and (ii) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(f)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Attorney and Other Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(h)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(i)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

HARRADEN CIRCLE INVESTORS, LP HARRADEN CIRCLE SPECIAL OPPORTUNITIES, LP HARRADEN CIRCLE STRATEGIC INVESTMENTS, LP

By:	/s/ Frederick V. Fortmiller
Name:	Frederick V. Fortmiller
Title:	Authorized Signatory

Agreed and accepted by:

Chenghe Acquisition II Co.

By:	/s/ Lyle Wang
Name:	Lyle Wang
Title:	CFO

Polibeli Group Ltd.

By:	/s/ Fucheng Yan
Name:	Fucheng Yan
Title:	Director

SCHEDULE A

FORM OF PRICING DATE NOTICE

Date:	May [*], 2025

To:	Chenghe Acquisition II Co., a Cayman Islands exempted company with limited liability (“Counterparty”)

Address:

Phone:

From:	Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP, and Harraden Circle Strategic Investments, LP (collectively “Seller”)

Re:	OTC Equity Prepaid Forward Transaction

1.	This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: [Prepaid Share Forward Transaction] dated as of May, [*] 2025 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2.	The purpose of this Pricing Date Notice is to confirm certain terms and conditions relating to the transaction described in the Confirmation.

Pricing Date: May [*]  , 2025

Number of Shares:[        ]